                                                                   EXHIBIT 10.35

                               AGREEMENT REGARDING
                                CHANGE IN CONTROL

         THIS AGREEMENT ("Agreement"), made and entered into this 15th day of December, 2000 (the "Effective Date"), by and between Mackenzie Management Inc., (the "Company") and Robert Perry (the "Executive");

                                WITNESSETH THAT:

         WHEREAS, the Company wishes to assure itself of the continuity of the Executive's service in the event of a Change in Control (as described below); and

         WHEREAS, the Company and the Executive accordingly desire to enter into this Agreement on the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, IT IS HEREBY AGREED by and between the parties as follows:

         1. AGREEMENT TERM. The "Agreement Term" shall begin on the Effective Date and shall continue through December 31, 2001, subject to the following:

(a) As of December 31, 2001, and on each December 31 thereafter, the Agreement Term shall automatically be extended for one additional year unless, not later than the preceding June 30, either party shall have given notice that such party does not wish to extend the Agreement Term.

(b) If a Change in Control shall have occurred during the Agreement Term (as it may be extended from time to time), the Agreement Term shall continue for a period of twenty-four calendar months beyond the calendar month in which such Change in Control occurs and, following an extension in accordance with this paragraph (b), no further extensions shall occur under paragraph 1(a). The Agreement Term shall end on the last day of the twenty-fourth calendar month following the calendar month in which such Change in Control occurs.

The "Employment Period" is the period beginning on the date of the Change in Control and ending on the last day of the Agreement Term. Except for the provisions of this Agreement, the Company confirms the continuation of the Executive's employment on the same terms and conditions as currently exist.


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During the Agreement Term, the Executive agrees to continue to perform the duties and responsibilities of his position. Nothing in this Agreement shall restrict the Executive's employment with the Company from being terminated at any time, subject to the terms and conditions set out herein and compliance with any applicable employment laws.

         2. TERMINATION. For purposes of this Agreement, the term "Termination" shall mean termination of the employment of the Executive during the Employment Period (I) by the Company, for any reason other than death, Permanent Disability, or Cause, or (II) by Constructive Discharge of the Executive (as these terms are described below). For purposes of this Agreement:

(a) The Executive shall be considered "Permanently Disabled" during any period in which (i) he has a physical or mental disability which renders him incapable, after reasonable accommodation, of performing his duties under this Agreement; and (ii) such disability is reasonably expected to continue for at least ninety (90) days. In the event of a dispute as to whether the Executive is Permanently Disabled, the Company may refer the same to a licensed practicing physician of the Company's choice and reasonably acceptable to the Executive, and the Executive agrees to submit to such tests and examination as such physician shall deem appropriate.

(b)      The term "Cause" shall mean:

         (i) A willful act by the Executive of dishonesty, theft, breach of trust, or misappropriation of the property of the Company.

         (ii) The willful and continued failure by the Executive to substantially perform his duties according to the terms of his employment (other than any such failure resulting from the Executive's being Disabled) after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer of the Company or the Board of Directors of the Company (the "Board"), which specifically identifies the manner in which the Chief Executive Officer or Board believes that the Executive has not substantially performed his duties, or the willful engaging by the Executive in illegal conduct which is materially and demonstrably injurious to the Company.

         For purposes of this Agreement, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. For the avoidance of doubt, it is recited here that action by the Executive or the Executive's failure to act shall not be considered



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         to be "willful" by reason of such action or failure to act reflecting bad judgment by the Executive, and action by the Executive or the Executive's failure to act shall not be considered to be "willful" by reason of such action or failure to act resulting in the failure to achieve performance objectives. Without limiting the foregoing, any act or failure to act based on authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done or omitted by the Executive in good faith and in the best interest of the Company. It is also expressly understood that the Executive's attention to matters not directly related to the business of the Company shall not provide a basis for termination for Cause so long as the Board or the Chief Executive Officer had approved such activities prior to or subsequent to a Change in Control or such activities are not inconsistent with activities carried on by the Executive prior to the Change in Control.

(c) The Executive will be considered to have been terminated by reason of Constructive Discharge if the Executive resigns from the Company after the occurrence of any one of the following events, provided that the Executive has provided written notice of the Company of the occurrence of such event and the Company has not remedied or cured such event within fifteen (15) days after the receipt of such notice:

         (i) Any material alteration of the Executive's title, position, duties, responsibilities or status with the Company which existed immediately prior to the Change in Control, unless any such alteration is clearly consistent with a promotion.

         (ii) Any material change in the Executive's direct reporting relationship from the reporting relationship in effect immediately prior to the Change in Control unless such change is clearly consistent with a promotion.

         (iii) Any reduction in the Executive's annual base salary or target bonus incentive opportunity under any bonus or incentive plan, or any change in the basis upon which the Executive's salary or bonus or incentive is determined, if the change could be adverse to the Executive. For purposes of this Agreement, the term "Benefits" shall include all benefit plans, policies, programs, perquisites, entitlements, cash allowances, vacation benefits, funds or arrangements and the employee share purchase plan in which the Executive currently participates or which are or become generally available from time to time to senior management of the Company , and excluding share option plans, which are dealt with under separate written agreements

         (iv) Any failure by the Company to continue in effect any benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership or purchase plan, life insurance, disability plan, pension plan or retirement plan in which the Executive is participating or entitled to participate



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                  immediately prior to the Change in Control that would
                  adversely affect the Executive's participation in or reduction the Executive's rights or benefits under any such plan, unless any such action is in the ordinary course of business and does not adversely affect the aggregate value of the benefits or plans to the Executive or the Company provides a replacement benefit or plan of equivalent value.

         (v) Any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

         (vi) Any refusal by the Company to continue to allow the Executive to attend to work-related matters or engage in work-related activities which, though not directly related to the Company's business, are related to the industry and/or the function that the Executive performs for the Company, provided that prior to the happening of the Change in Control, the Executive was permitted by the Board or the Chief Executive Officer of the Company to attend to or engage in.

         (vii) Relocation of the Executive's place of employment more than 15 miles from the Company's base office in Boca Raton, Florida.

         (viii) The failure of the Company to pay amounts owed to the Executive when due.

         (ix) Any request by the Company of the Executive to act in a manner which is contrary to any applicable law or regulation.

Nothing in this Agreement shall prevent the Executive from voluntarily resigning from employment upon 30 days' written notice to the Company under circumstances which do not constitute Constructive Discharge. If the Executive becomes employed by the entity into which the Company merged, or the purchaser of substantially all of the assets of the Company, or a successor to such entity or purchaser, the Executive shall not be treated as having terminated employment for purposes of this Agreement until such time as the Executive terminates employment with the successor (including, without limitation, the merged entity or purchaser). If the Executive is transferred to employment with an Affiliate (including a successor to the Company, and regardless of whether before, on, or after a Change in Control), such transfer shall not constitute a termination of employment for purposes of this Agreement, provided that the Affiliate agrees to assume this agreement and be substituted for the Company under this Agreement.

         3. SEVERANCE PAYMENTS. In the event of a Termination described in paragraph 2, the Executive shall be entitled to the following:




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(a)      An amount equal to the Executive's annual base salary rate in effect immediately prior to the date of Termination, payable as a lump sum in cash no later than ten business days after the date of Termination.

(b) An amount, payable as a lump sum in cash no later than ten business days after the date of Termination, equal to the average of the Executive's bonus plus any profit sharing payments received during the previous two fiscal years of the Executive's employment, except that, for purposes of this clause 3(b), any amounts paid to the Executive pursuant to Section 3(c) of this Agreement shall not be considered one of the two most recent payments. If the Executive has been employed by the Company for less than two fiscal years, the amount to be used for purposes of this clause 3(b) shall be the amount of the individual bonus plus profit sharing payment received by the Executive for the first full fiscal year of employment with the Company.

(c) Payment of the bonus for the fiscal year in which Termination occurs, based on the Executive's target bonus payable for such fiscal year, payable as a lump sum in cash no later than ten business days after the date of Termination; provided however, that it shall be subject to a pro-rata reduction for the portion of the fiscal year following the date of Termination.

(d) The Company shall reimburse the Executive, upon presentation of appropriate invoices, to a maximum of U.S. $ 10,000 plus taxes, for legal, financial, outplacement/relocation counseling , or other professional advice obtained by the Executive in connection with the cessation of the Executive's employment.

(e) The Company shall continue, to the extent it may do so legally and in compliance with its benefit plans in existence from time-to-time, all Benefits for a period of twenty-four months at a level equivalent to those previously provided to the Executive immediately prior to the date of Termination or prior to the date of the Change in Control, whichever is greater; provided that, if the Company cannot continue any particular Benefit, then the Company shall reimburse the Executive for all reasonable expenses incurred by the Executive to replace such Benefit for an equivalent duration. At the Executive's option and direction the Company shall pay to the Executive an amount equal to the annual present value of the continuation of his Benefits. Upon Executing this Agreement the Executive shall be provided with a statement of the Benefits which he currently receives.

Notwithstanding the foregoing provisions of this Agreement, no payment will be made or benefit provided under this paragraph 3 unless the Executive has signed a general release in a form satisfactory to the Company of all claims in favor of the Company, including affiliates, subsidiaries, parents, and their respective officers, directors, and employees.




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         4. MITIGATION. The amounts payable to the Executive pursuant to this
Agreement shall not be reduced in any respect in the event that the Executive secures or the Executive does not pursue alternative employment following termination of his employment, nor are such amounts subject to set-off against any amounts which may be due or alleged to be due to the Company from the Executive.

         5.  TAX PAYMENTS.  If:

(a) any payment or benefit to which the Executive is entitled from the Company, any affiliate, or trusts established by the Company or by any affiliate (the "Payments," which shall include, without limitation, the vesting of an option or other non-cash benefit or property) are more likely than not to be subject to the tax imposed by section 4999 of the Internal Revenue Code of 1986 or any successor provision to that section; and

(b) reduction of the Payments to the amount necessary to avoid the application of such tax would result in the Executive retaining an amount that is greater than the amount he would retain if the Payments were made without such reduction but after the reduction for the amount of the tax imposed by section 4999;

then the Payments shall be reduced to the extent required to avoid application of the tax imposed by section 4999. The Executive shall be entitled to select the order in which payments are to be reduced in accordance with the preceding sentence. Determination of whether Payments would result in the application of the tax imposed by section 4999, and the amount of reduction that is necessary so that no such tax would be applied, shall be made, at the Company's expense, by the independent accounting firm employed by the Company immediately prior to the occurrence of the Change in Control.

         6.  PROTECTION OF PROPRIETARY INFORMATION.

(a) The Executive shall not at any time during his or her employment or at any time thereafter, without consent of the Company, disclose to any person any material confidential information obtained by the Executive while employed by the Company unless the disclosure of such information is required by law, or is made in connection with the proper performance of the Executive's duties with the Company. For the purposes of this Agreement, "confidential information" shall not include any information (i) known generally to the public; or (ii) accessible to a third party on an unrestricted basis.




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(b)      The Executive agrees that he or she will not, directly or indirectly, during the Agreement Term while employed by the Company and for a period of twelve (12) months from the date he or she ceases to be an employee of the Company, for the benefit of any Business, solicit or offer employment to any officer of the Company employed or engaged by the Company at the time he or she ceased to be employed by the Company, or who was an employee with the Company during the twelve (12) month period immediately preceding such time, PROVIDED THAT, nothing in this paragraph 5 shall restrict any recruitment by means of general advertisement.

Nothing in this paragraph 6 shall be construed to adversely affect the rights that the Company would possess in the absence of the provisions of such paragraph.

         7. OTHER BENEFITS. Except as may be otherwise specifically provided in an amendment of this Agreement adopted in accordance with paragraph 14, in the event of a termination of employment during the Employment Period, the Executive shall not be eligible to receive any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company (or any affiliate of the Company), including any arrangement of the Company (or any affiliate of the Company) providing benefits upon involuntary termination of employment.

         8. DUTIES ON TERMINATION. If the Executive's termination of employment with the Company occurs during the Employment Period, then, subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a notice of termination, and ending on the date of termination, the Executive shall continue to perform his duties as set forth in this Agreement, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Executive's successor, if any. Notwithstanding the foregoing provisions of this paragraph 8, the Company may suspend the Executive from performing his duties under this Agreement following the delivery of a notice of termination providing for the Executive's resignation, or delivery by the Company of a notice of termination providing for the Executive's termination of employment for any reason; provided, however, that during the period of suspension (which shall end on the Executive's date termination), the Executive shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.

         9. CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall be deemed to occur on the date of any of the following events with respect to either the Company or Parent (referred to generically as company):

(a) the acquisition in one or more transactions by any "Person" (as such term is used for purposes of Section 13(d) or Section 14(d) of the Act) but excluding, for this purpose, the Company and Parent or their Subsidiaries, or any employee benefit plan of Parent or the Company or




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         their Subsidiaries, of "Beneficial Ownership" (within the meaning of
         Rule 13d-3 under the Act) of thirty-five percent (35%) or more of the combined voting power of the company's then outstanding voting securities (the "Voting Securities");

(b) the individuals who, as of the effective date of the plan, as amended and restated, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the company's shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board, and provided further that any reductions in the size of the Board that are instituted voluntarily by the Incumbent Board shall not constitute a Change of Control, and after any such reduction the "Incumbent Board" shall mean the Board as so reduced;

(c) a merger or consolidation involving the company if the shareholders of the company, immediately before such merger or consolidation, do not own, directly or indirectly, immediately following such merger or consolidation, more than sixty-five percent (65%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation;

(d) a complete liquidation or dissolution of the company or a sale or other disposition of all or substantially all of the assets of the company;

(e) acceptance by shareholders of the company of shares in a share exchange if the shareholders of the company, immediately before such share exchange, do not own, directly or indirectly, immediately following such share exchange, more than sixty-five percent (65%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such share exchange; or

The term "Change in Control" shall also include the liquidation, dissolution, or other disposition of substantially all of the assets or operations of the investment management arm, responsible for the management of portfolios managed for Parent and any of Parent's affiliates, of the Company and its subsidiaries and shall also include the liquidation, dissolution, or other disposition of substantially all of the assets or operations of the Ivy Fund mutual fund business of the Company and its subsidiaries.

For purposes of this Agreement, the following terms shall be defined as indicated:



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-        The term "Affiliate" shall mean the Company and any of its "affiliates"
         as that term is defined in the Exchange Act.

- The term "beneficial owner" shall mean beneficial owner as defined in Rule 13d-3 under the Exchange Act.

- The term "Company" shall mean Mackenzie Investment Management, Inc. and shall include any corporation, partnership, joint venture, or other entity that succeeds to the interests of Mackenzie Investment Management, Inc. by means of a merger, consolidation, or other restructuring that does not constitute a Change in Control under paragraphs 9(b) or 9(c). The term "Company" shall also include any other successor to its business or assets after a Change in Control which assumes and agrees to perform this Agreement in accordance with paragraph 19.

-        The term "Exchange Act" shall mean the Securities Exchange Act of 1934.

- The term "Parent" shall mean Mackenzie Financial Corporation, Inc. and shall include any corporation, partnership, joint venture, or other entity that succeeds to the interests of Parent Company, Inc. by means of a merger, consolidation, or other restructuring that does not constitute a Change in Control under paragraphs 9(d) or 9(e).

- The term "Parent Affiliate" shall mean Parent and any of its "affiliates" as that term is defined in the Exchange Act.

- The term "person" shall mean any person as defined in Section 3(a)(9) of the Exchange Act, as such term is modified in Sections 13(d) and 14(d) of the Exchange Act, other than (1) any employee plan established by the Company or an Affiliate, (2) the Company or an Affiliate, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly by stockholders of the Company in substantially the same proportions as their ownership of the Company.

Notwithstanding anything contained in this Agreement to the contrary, if Executive's employment is terminated prior to a Change in Control and Executive reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party") who effectuates a Change in Control, then for all purposes of this Agreement, the date of a Change of Control shall mean the date immediately prior to the date of such termination of Executive employment.

         10. WITHHOLDING. All payments to the Executive under this Agreement will be subject to all applicable withholding of applicable taxes.




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         11. ASSISTANCE WITH CLAIMS. The Executive agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after the Executive's termination of employment with the Company, the Executive will assist the Company and the Affiliates and the Parent Affiliates in defense of any claims that may be made against the Company, the Affiliates and the Parent Affiliates and will assist the Company, the Affiliates and the Parent Affiliates in the prosecution of any claims that may be made by the Company, the Affiliates and the Parent Affiliates, to the extent that such claims may relate to services performed by the Executive for the Company, the Affiliates and the Parent Affiliates . The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company, the Affiliates and the Parent Affiliates. The Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses. For periods after the Executive's employment with the Company terminates, the Company agrees to provide reasonable compensation to the Executive for such assistance. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company, the Affiliates and the Parent Affiliates (or their actions) that may relate to services performed by the Executive for the Company, the Affiliates and the Parent Affiliates, regardless of whether a lawsuit has then been filed against the Company, the Affiliates and the Parent Affiliates with respect to such investigation.

         12. EQUITABLE REMEDIES. The Executive acknowledges that the Company would be irreparably injured by a violation of paragraph 6, and he or she agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of paragraph 6. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

         13. NONALIENATION. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive's beneficiary.

         14. AMENDMENT. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.




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         15. APPLICABLE LAW. The provisions of this Agreement shall be construed in accordance with the laws of the State of Florida, without regard to the conflict of law provisions of any state.

         16. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

         17. OBLIGATION OF COMPANY. Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall be construed to affect the Company's right to modify the Executive's position or duties, compensation, or other terms of employment, or to terminate the Executive's employment. Nothing in this Agreement shall be construed to require the Company or any other person to take steps or not take steps (including, without limitation, the giving or withholding of consents) that would result in a Change in Control.

         18. WAIVER OF BREACH. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

         19. SUCCESSORS, ASSUMPTION OF CONTRACT. This Agreement is personal to the Executive and may not be assigned by the Executive without the written consent of the Company. However, to the extent that rights or benefits under this Agreement otherwise survive the Executive's death, the Executive's heirs and estate shall succeed to such rights and benefits pursuant to the Executive's will or the laws of descent and distribution; provided that the Executive shall have the right at any time and from time to time, by notice delivered to the Company, to designate or to change the beneficiary or beneficiaries with respect to such benefits. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company.

         20. NOTICES. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below. Such notices, demands, claims and other communications shall be deemed given:




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(a)      in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

to the Company:

         Mackenzie Investment Management
         700 S Federal Hwy
         Suite 300
         Boca Raton, Fl.
         33432

or to the Executive:

         Mackenzie Investment Management
         700 S Federal Hwy
         Suite 300
         Boca Raton, Fl.
         33432

All notices to the Company shall be directed to the attention of Chairman of the Board of the Company, with a copy to the Secretary of the Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

         21. LEGAL AND ENFORCEMENT COSTS AND INDEMNIFICATION. The Company agrees to pay, to the fullest extent permitted by law, all reasonable legal and other professional fees and expenses which the Executive may incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of or liability under the Agreement, or as a result of any proceeding reasonably brought by the Executive to enforce the Executive's rights under this Agreement. The Company agrees to indemnify the Executive and




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save the Executive harmless from and against all claims, demands, costs
(including legal costs and disbursements) incurred in respect of any matter or any civil, criminal or administrative action or proceeding to which the Executive is made a party by reason of having been an employee, director or officer of the Company or of any affiliate or subsidiary. The Executive shall be entitled to coverage under a directors and officers liability insurance policy maintained by the Company or its Affiliates to the extent that such coverage may be obtained at a reasonable cost to the Company.

         22. SURVIVAL OF AGREEMENT. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive's employment with the Company.

         23. ENTIRE AGREEMENT. This Agreement supersedes any and all prior agreements and representations, whether written, oral, expressed or implied pertaining to the cessation of the Executive's employment and the circumstances set out in paragraph 3 (relating to Severance Payments).

         24. COUNTERPARTS. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

         IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Effective Date.

                                        /s/ Robert Perry
                                        ----------------------------------
                                                 Robert Perry

                                          Mackenzie Investment Management, Inc.


                                        By       /s/ Keith J. Carlson
                                        ----------------------------------
                                                 Keith J. Carlson

                                        Its President & Chief Executive Officer





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